Exhibit 10(h)(iii)
DIRECTORS COMPENSATION PLAN
(Effective June 1, 2006)

I.	ESTABLISHMENT AND PURPOSE
1.1 Purpose. The purposes of the Schering-Plough Corporation Directors Compensation Plan (the “Plan”) are (a) to attract, retain and fairly compensate highly qualified and talented individuals to serve as non-employee directors, whose present and future contributions to the welfare, growth and continued business success of the Schering-Plough Corporation will be of benefit to the Schering-Plough, (b) to more closely align the interests of the Schering-Plough’s non-employee directors with the interests of the Schering-Plough’s shareholders by increasing non-employee directors’ stock ownership in the Schering-Plough and (c) to consolidate prior Directors compensation plans and programs into one comprehensive and transparent compensation plan.
1.2 Effective Date. The Plan is effective on June 1, 2006 (the “Effective Date”).

II.	DEFINITIONS
Capitalized terms used in the Plan have the following meanings, unless another definition is indicated clearly by particular usage and context.
“Additional Service Fee” means annual fees, in addition to the Base Director Fee, payable to an Eligible Director for services as a member of the Audit Committee or as chairman of any Board Committee, other than the Executive Committee of the Board.
“Annual Meeting” means the Annual Meeting of Shareholders of Schering-Plough, as specified in the Schering-Plough’s By-Laws.
“Base Director Fee” means the annual fee payable to an Eligible Director for services as a general member of the Board.
“Board Committee” means any of the committees of the Board in place from time to time, which, as of the Effective Date, are (a) the Audit Committee, (b) the Business Practices Oversight Committee, (c) the Compensation Committee, (d) the Executive Committee, (e) the Finance Committee, (f) the Nominating and Corporate Governance Committee and (g) the Science and Technology Committee.
“Cash Deferral” means a deferral in accordance with Section 4.3(b) of the cash portion of the Director Fees payable to an Eligible Director.
“Cash Deferral Sub-Account” means the sub-account under a Deferral Account that tracks Cash Deferrals.

“Change in Control” means the happening of any of the following events:
(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of Schering-Plough where such acquisition causes such Person to own more than 50% of either (x) the then outstanding Shares of Schering-Plough (the “Outstanding Shares”) or (y) the combined voting power of the then outstanding voting securities of Schering-Plough entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a) the following acquisitions will not constitute a Change of Control: (i) any acquisition directly from Schering-Plough, (ii) any acquisition by Schering-Plough, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Schering-Plough or any corporation controlled by Schering-Plough or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Shares or Outstanding Voting Securities reaches or exceeds 50% as a result of a prior transaction, and such Person subsequently acquires beneficial ownership of additional Shares or additional voting securities of Schering-Plough, such subsequent acquisition will not be treated as an acquisition that causes such Person to own more than 50% of the Outstanding Shares or Outstanding Voting Securities;
(b) during any 12-month period, individuals who, as of the first day of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such 12-month period whose election, or nomination for election by Schering-Plough’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board;
(c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Schering-Plough, or the acquisition of assets or stock of another entity by Schering-Plough (each a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectfully, the then outstanding shares of the common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Schering-Plough or substantially all of Schering-Plough’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the

case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Schering-Plough or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectfully, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board on the later of (A) the time of the execution of the initial agreement, (B) the action of the Board providing for such Business Combination or (C) the beginning of the 12-month period ending on the effective date of the Business Combination;
(d) any one Person acquires (or has acquired during any 12-month period ending on the date of the most recent acquisition by such Person) assets of Schering-Plough having a fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Schering-Plough immediately prior to such sale, other than an acquisition by (i) a Person who was a shareholder of Schering-Plough immediately before the asset acquisition in exchange for or with respect to such Person’s Shares, (ii) an entity whose total or voting power immediately after the transfer is at least 50% owned, directly or indirectly, by Schering-Plough, (iii) a person or group that, immediately after the transfer, directly or indirectly owns at least 50% of the total value or voting power of the outstanding stock of Schering-Plough or (iv) an entity whose total value or voting power immediately after the transfer is at least 50% owned, directly or indirectly, by a person described in clause (iii) above; or
(e) the complete liquidation of Schering-Plough.
The definition of Change in Control for purposes of the Plan is intended to conform to the description of “Change in Control Events” in Treas. Prop. Reg. 1.409A-3(g)(5), or in subsequent IRS guidance describing what constitutes a change in control event for purposes of Code section 409A. Accordingly, no Change in Control will be deemed to occur with respect to a transaction or event described in paragraphs (a) through (e) above unless the transaction or event would constitute a “Change in Control Event” as described in Treas. Prop. Reg. 1.409A-3(g)(5), or in subsequent IRS guidance under Code section 409A.
“Change in Control Price” means the higher of (a) the highest reported sales price of a Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which Shares may then be listed during the 60-day period prior to and including the effective date of a Change in Control or (b) if the Change in Control is the result of a tender or exchange offer or a business combination, the highest price per Share paid in such tender or exchange offer or business combination. To the extent that the consideration paid in any transaction described in clause (b) above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration will be determined in the sole discretion of the Committee.

“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Nominating and Corporate Governance Committee.
“Deferral Account” means the bookkeeping account maintained by Schering-Plough to track Fee Deferrals in accordance with Section 4.4.
“Deferred Stock Unit” means an unfunded contractual right of a Participant to receive one Share or one Prior Plan Share in the future.
“Director Fees” means the Base Director Fee plus the Additional Service Fee, if any, payable to an Eligible Director.
“Disabled” means an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
“DSU Fund” means the bookkeeping fund under a Share Deferral Sub-Account or Prior Plan Account in which Deferred Stock Units payable in Shares or Prior Plan Shares are allocated in accordance with Sections 4.4(b) and 5.1(c).
“Eligible Director” means any Board member who is not an employee of Schering-Plough or a subsidiary of Schering-Plough.
“Fair Market Value” means the closing sales price of a Share, as reported on the New York Stock Exchange Composite Tape or other national exchange on which Shares are listed, on the last trading day before the date the determination is being made or, if no sale of Shares is reported on that date, on the last trading day on which sales of Shares were reported.
“Fee Deferrals” means the sum of a Participant’s Cash Deferrals and Share Deferrals.
“Method of Payment” means any of the payment methods permitted under Section 4.5(c) for amounts credited to a Participant’s Deferral Account and/or Prior Plan Account.
“Participant” means an Eligible Director or a former director whose Deferral Account or Prior Plan Account has an unpaid balance.
“Payment Commencement Date” means the date payment of amounts credited to a Participant’s Deferral Account and/or Prior Plan Account are scheduled to begin under Section 4.5 or 5.3.
“Phantom Stock Unit” means an unfunded contractual right of a Participant to receive cash in the future equal to the Fair Market Value of one Share on the payment date.

“Prior Plan Account” means the bookkeeping account maintained by Schering-Plough to track Schering-Plough’s outstanding deferred compensation obligations under the Prior Plans that were transferred to and assumed by this Plan under Section 5.1.
“Prior Plans” means the Schering-Plough Directors Stock Award Plan, the Schering-Plough Directors Deferred Stock Equivalency Program, the Schering-Plough Directors Deferred Compensation Plan, and the prior cash compensation program, each of which are hereby terminated as of the Effective Date.
“Prior Plan Shares” means Shares that have been reserved for issuance under a Prior Plan but have not been issued under the Prior Plan as of the Effective Date.
“Share Deferral” means a deferral in accordance with Section 4.3(a) of the Share portion of the Director Fees payable to an Eligible Director.
“Share Deferral Sub-Account” means the sub-account under a Deferral Account that tracks Share Deferrals.
“Shares” means shares of Common Stock, $.50 par value per share, of Schering-Plough.
“Simple Interest Fund” means the bookkeeping fund under a Cash Deferral Sub-Account or Prior Plan Account in which account balances are adjusted by reference to a pre-determined bank interest rate.
“Stock Equivalency Fund” means the fund under a Prior Plan Account in which Phantom Stock Units payable in cash are allocated in accordance with Section 5.1(b).
“Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code section 152(a)) of the Participant, (b) loss of the Participant’s property due to casualty or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee in its sole discretion.

III.	DIRECTOR FEES
The Plan is the exclusive means for the payment of Director Fees to Eligible Directors. All Director Fees payable under the Plan are in consideration of services rendered for Schering-Plough as a member of the Board and are subject to the following terms and conditions.
3.1 Amount of Director Fees; Form of Payment. The Base Director Fee will be payable one-third in Shares and two-thirds in cash. The Additional Service Fee will be payable entirely in cash. The Board, upon the recommendation of the Committee, will set from time to time the amount of annual Director Fees; provided, however, that:

(a)	the annual Base Director Fee is initially set at $200,000.00; and
(b)	the annual Additional Service Fee is initially set at $15,000.00 for service on the Audit Committee or as chairman of any Board Committee; provided, however, that the chairman of any Board Committee who is also a member of the Audit Committee (including the Audit Committee Chairman) is entitled to receive only the Additional Service Fee for serving as chairman of the Board Committee, and not an Additional Service Fee for also serving as a member of the Audit Committee. No Additional Service Fee will be paid in connection with service as a member of the Executive Committee of the Board.
The amount of Director Fees and form of payment will be reviewed annually and disclosed in Schering-Plough’s annual proxy statement. The number of Shares that will be issued to an Eligible Director in payment of the Share portion of the Base Director Fee is the whole number of Shares determined by dividing the dollar amount of the Share portion of the Base Director Fee payable on a given date by the Fair Market Value of a Share on that date.
3.2 Timing of Payments. Unless an Eligible Director elects a Fee Deferral, annual Director Fees will be paid in advance to each Eligible Director in substantially equal semi-annual payments on the first day of June and December, beginning June 2006, unless such first day is not a business day, in which case it will be paid on the most recent prior business day. Notwithstanding the foregoing, (a) the first semi-annual payment of the Base Director Fee to a newly-elected Eligible Director will be paid (without proration) on the date that the Eligible Director first becomes a member of the Board and (c) the first semi-annual payment of an Additional Service Fee to a newly appointed Audit Committee member and/or Board Committee chairman will be paid (without proration) on the date the Eligible Director is first appointed in that capacity.

IV.	FEE DEFERRALS
4.1 Deferral Elections. An Eligible Director may elect to defer receipt of all or a portion of the Director Fees payable under the Plan. Each deferral election by an Eligible Director is irrevocable for the year(s) covered by the election and will automatically renew and remain in full force and effect for all subsequent years unless and until the Eligible Director submits a change in deferral election, as provided in Section 4.2(b), covering such subsequent years. All elections under the Plan must be made on a form and in the manner prescribed by the Committee.
4.2 Election Due Dates
(a)	Initial Deferral Elections. The deferral election of an Eligible Director who wishes to make a Fee Deferral effective for the June 2006 payment must be received by the Committee prior to the Effective Date. The deferral election of an individual who is first nominated as a director after the Effective Date and who wishes to make a Fee Deferral effective for the first semi-annual Director Fee payment to which he is entitled under Section 3.2 must be received by the Committee prior to the date he or she becomes an Eligible Director. Alternatively, the initial deferral election of a newly-elected Eligible Director may be received by the Committee up to thirty days after he or she first becomes an Eligible Director, but such election will apply only to Director Fee payments made after the date of the deferral election.
(b)	Change in Deferral Elections. An Eligible Director who either (i) did not make an initial deferral election under paragraph (a) above or (ii) who has made a prior deferral election that is still effective, but wishes to change that election for future years, must submit a new deferral election form that is received by the Committee no later than December 31 of the calendar year prior to the year in which the deferral election takes effect.
4.3 Deferral Designations. An Eligible Director may elect to make either a Cash Deferral, a Share Deferral or both.
(a) Share Deferrals. Subject to Section 7.4, an Eligible Director may designate the amount of a Share Deferral as (i) a fixed dollar amount on each payment date, not to exceed the dollar amount of the Base Director Fee otherwise payable in Shares on that payment date, (ii) as a percentage, up to 100%, of the amount of the Base Director Fee otherwise payable in Shares or (iii) in a fixed number of Shares on each payment date, not to exceed the number of Shares otherwise payable to the Eligible Director on that payment date.
(b) Cash Deferrals. An Eligible Director may designate the amount of a Cash Deferral either as (i) a fixed dollar amount on each payment date, not to exceed the amount of Director Fees otherwise payable in cash on that payment date or (ii) a percentage, up to 100%, of the amount of the Director Fees otherwise payable in cash.
4.4 Deferral Accounts. Schering-Plough will establish and maintain a Deferral Account in the name of each Eligible Director whose payment of Director Fees has been deferred. Fee Deferrals will be credited to Deferral Accounts as of the date the Director Fees would otherwise have been paid under Section 3.2. Each Deferral Account will be comprised of two sub-accounts:
(a)	Share Deferral Sub-Account. Amounts are credited to the Share Deferral Sub-Account as Deferred Stock Units. If, under Section 4.3(a), the Eligible Director designates his Share Deferral as a fixed number of Shares, the number of Deferred Stock Units credited to his or her Share Deferral Sub-Account on each date Director Fees are otherwise paid will be equal to the number of Shares designated for deferral or, if less, the number of Shares that are otherwise payable. Otherwise, the number of Deferred Stock Units credited (including fraction units) will be determined by dividing the dollar amount being deferred by the Fair Market Value of a Share on the payment date. Each Share Deferral Sub-Account is adjusted annually as of December 31, and on any date on which a distribution from the sub-account is made, to reflect dividends paid during the year on Shares, based on the assumption that an equivalent dividend or distribution is paid on Deferred Stock Units and such dividend is reinvested in additional Deferred Stock Units (including fractional units) at Fair Market Value on the dividend payment date.
(b)	Cash Deferral Sub-Account. Each Cash Deferral Sub-Account is comprised of two funds:
(i) Simple Interest Fund. Amounts allocated to the Simple Interest Fund are credited as cash and are adjusted annually as of the December 31, and on any date on which a distribution from the sub-account is made, to reflect hypothetical interest earnings based on the interest rate offered by JPMorgan Chase Bank, New York, New York, to its preferred risk commercial borrowers, as published by said bank from time to time.
(ii) DSU Fund. Amounts allocated to the DSU Fund are credited as Deferred Stock Units in the same manner that Deferred Stock Units are credited and adjusted under the Share Deferral Sub-Account.
(iii) Allocation of Cash Deferrals Among Funds. Cash Deferrals will be allocated to the Simple Interest Fund and DSU Fund in such proportion as the Eligible Director elects when he or she makes a Fee Deferral. If no allocation election is made on the deferral election form, 100% of the Eligible Director’s Cash Deferrals will be allocated to the Simple Interest Fund. An Eligible Director may change his Cash Deferral allocations prospectively with respect to prior and/or future Cash Deferrals by submitting a new election no later than December 31 of the year prior to the year in which the change will take effect. Any such change in allocation will take effect on the next January 1 following the date the election is made.
4.5 Distribution of Fee Deferrals. When an Eligible Director makes a Fee Deferral election, he or she may elect the Payment Commencement Date and method of payment that will apply to the amounts credited to his Deferral Account.
(a) Payment Commencement Date. Payment of Fee Deferrals to an Eligible Director may commence no later than the fifth business day following any of the Payment Commencement Dates below, as elected by the Eligible Director:
(i)	upon termination of Board membership for any reason;

(ii)	on a specified anniversary of his termination of Board membership, up to the 15th anniversary;

(iii)	upon attaining a specified age;

(iv)	on any other specified date, which must be an actual date and not a date tied to a contingent event;

(v)	upon the earlier of termination of Board membership or attainment of a specified age or date;

(vi)	upon the later of termination of Board membership or attainment of a specified age or date; or

(vii)	upon the earlier of becoming Disabled or any of the other permissible Payment Commencement Dates under the Plan.
If an Eligible Director does not timely elect a Payment Commencement Date, then, except as provided in Section 7.4(b), the Payment Commencement Date will be the date the Eligible Director terminates service with the Board for any reason.
(b) Form of Payment. Amounts credited to the Simple Interest Fund will be paid in cash only and, except as provided in Section 6.1(b) in the event of a Change in Control, amounts credited as Deferred Stock Units will be paid in whole Shares.
(c) Method of Payment. All amounts credited to the Eligible Director’s Deferral Account will be distributed to the Eligible Director in a single lump sum; except that an Eligible Director may elect when he or she makes a Fee Deferral election to receive payment of the amounts credited to his or her Deferral Account in either 5, 10 or 15 substantially equal annual installments. If an Eligible Director elects to receive his or her distribution in installments, the number of Shares issued in connection with Deferred Stock Units on each installment date will be determined by multiplying (x) the number of Deferred Stock Units remaining in the Deferral Account on the date the installment is paid by (y) a fraction, the numerator of which is one (1) and the denominator of which is the number of remaining unpaid installments, and by rounding such result to the nearest whole number of Shares. The Eligible Director’s Deferral Account will be reduced to reflect each installment payment.
(d) Changes to Distributions Elections.
(i) Future Deferrals. An Eligible Director may, with respect to future Fee Deferrals, elect to have a different Payment Commencement Date and/or Method of Payment from that in effect with respect to prior Fee Deferrals by submitting a new deferral election form no later than December 31 of the year prior to the year in which the election takes effect. Any election will apply only to amounts in the Eligible Director’s Deferral Account that are attributable to Fee Deferrals credited after the date of the new election.
(ii) Previously Deferred Amounts. An Eligible Director or former Eligible Director may elect to change his Payment Commencement Date and/or Method of Payment with respect to prior Fee Deferrals only if the following requirements are met:

A.	The election to change the Payment Commencement Date and/or Method of Payment must be received by the Committee no later than 12 months prior to the current Payment Commencement Date;

B.	The change in election will not be effective until 12 months after the date the change in election is received by the Committee; and

C.	The new Payment Commencement Date is no earlier than the fifth anniversary after the current Payment Commencement Date.

V.	PRIOR PLAN ACCOUNTS
5.1 Establishment of Prior Plan Accounts; Transfer of Balances From Prior Plans. Schering-Plough will establish and maintain a Prior Plan Account in the name of each Participant who, as of the day prior to the Effective Date, had an outstanding account balance under a Prior Plan. Each Participant’s outstanding account balances under all Prior Plans will be transferred and credited to the Participant’s Prior Plan Account as of the Effective Date and, as a result of such transfer and crediting, all of Schering-Plough’s obligations and Participant’s rights under each Prior Plan will be extinguished and become obligations and rights under this Plan. Each Prior Plan Account is comprised of three funds:
(a)	Simple Interest Fund. The Simple Interest Fund of each Participant will be credited on the Effective Date with amounts transferred on his or her behalf from his or her simple interest fund under the prior Directors Deferred Compensation Plan. Amounts credited to the Simple Interest Fund are credited as cash and are adjusted annually in the same manner as the Simple Interest Fund under a Cash Deferral Sub-Account, as provided in Section 4.4(b)(i).
(b)	Stock Equivalency Fund. The Stock Equivalency Fund of each Participant will be credited on the Effective Date with amounts transferred on his or her behalf from his or her deferred account under the prior Directors Deferred Stock Equivalency Program and from his or her Schering-Plough Stock Equivalency Fund under the prior Directors Deferred Compensation Plan. Amounts credited to the Stock Equivalency Fund are credited as Phantom Stock Units and are adjusted annually in the same manner as the Share Deferral Sub-Account, as provided in Section 4.4(a).
(c)	DSU Fund. The DSU Fund of each Participant will be credited on the Effective Date with amounts transferred on his or her behalf from his or her stock unit account under the prior Directors Stock Award Plan. Amounts credited to the DSU Fund are credited as Deferred Stock Units that are payable in Prior Plan Shares and are adjusted annually in the same manner as the Share Deferral Sub-Account, as provided in Section 4.4(a).
(d)	Reallocation of Amounts Credited to Simple Interest Fund and Stock Equivalency Fund. A Participant may elect to reallocate among his or her Simple Interest Fund and Stock Equivalency Fund all or a portion of amounts currently allocated to those funds, but no reallocations into or out of the Participant’s DSU Fund is permitted. Reallocation elections may be made no more than once each year and must be received by the Committee no later than December 31 of the year prior to the year in which the reallocation takes effect. Any such reallocation will take effect on the next January 1 after the election is made.
5.2 Application of Plan to Plan Prior Accounts. Notwithstanding any provision of a Prior Plan to the contrary, or any elections made by a Participant under a Prior Plan, the provisions of this Plan, including without limitation the provisions of Article VI, will govern and control the payment of all amounts credited to a Prior Plan Account, and a Participant’s rights with respect to any amounts transferred from an account under a Prior Plan to this Plan in accordance with Section 5.1 will be determined exclusively under this Plan.
5.3 Distribution of Prior Plan Accounts. Each Participant may elect the Payment Commencement Date and Method of Payment that will apply to the amounts credited to his or her Prior Plan Account under the same terms and conditions applicable to distribution elections for amounts credited to Deferral Accounts, as provided in Section 4.5. This election must be received by the Committee no later than the December 31, 2006. If a Participant does not timely submit a distribution election for amounts credited to his Prior Plan Account, then the amounts will be distributed in accordance with the Participant’s distribution elections in effect under the Prior Plans as of the Effective Date or, if no such election is in effective with respect to amounts transferred from one or more of the Prior Plans, in a single lump sum no later than the fifth business day following the date that the Participant terminates service with the Board for any reason.

VI.	PERMITTED ACCELERATIONS
6.1 Accelerated Payment of Plan Accounts. Except as provided in this Article VI, in no event may the payment of amounts credited to a Participant’s Deferral Account or Prior Plan Account be made prior to the Payment Commencement Dates determined under Articles IV or V. Accelerated payment of amounts credited to a Participant’s Deferral Account or Prior Plan Account will be permitted only in the following circumstances:
(a)	Death. Upon the Participant’s death, any amounts remaining in the deceased Participant’s Deferral Account and Prior Plan Account will be paid in a single lump sum to the beneficiary or beneficiaries designated by the Participant on his most current deferral election form (or, absent such designation, to the Participant’s estate) as soon as practicable after the Committee receives satisfactory verification of the Participant’s death.
(b)	Change in Control. Within 30 days after a Change in Control, all amounts remaining in a Participant’s Deferral Account and Prior Plan Account as of the date of the Change of Control will be paid to the Participant in an immediate lump sum cash payment. For this purpose, the dollar value of Deferred Stock Units and Phantom Stock Units will be determined based on the Change in Control Price.
(c)	Unforeseeable Emergencies. If a Participant experiences an Unforeseeable Emergency, the Participant may request a hardship withdrawal of all or a portion of the amounts credited to the Participant’s Deferral Account and/or Prior Plan Account. In such event, the Participant will provide the Committee with such evidence as the Committee deems necessary and appropriate to review and confirm the existence of the Unforeseeable Emergency. Upon completion of its review, the Committee will determine, in its sole discretion, whether the requested hardship withdrawal will be approved and the amount that may be distributed to the Participant in connection with the Unforeseeable Emergency. The amount distributed in connection with an Unforeseeable Emergency may not exceed the lesser of (i) the amount necessary to satisfy the Unforeseen Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution and (ii) the dollar value of amounts that remain credited to Participant’s Deferral Account and Prior Plan Account. In making its determination, the Committee will be guided by the prevailing authorities under the Code and will take into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If the hardship withdrawal does not result in a complete distribution of the amounts credited to the Participant’s Deferral Account and Prior Plan Account, amounts that are payable in cash will be distributed first. Hardship withdrawals on account of an Unforeseeable Emergency will be distributed as soon as practicable after the date that the Committee, in its discretion, approves the withdrawal. An Eligible Director may not participate in any decision of the Board regarding his or her request for a hardship withdrawal under this Section 6.1(c).

VII.	SHARES SUBJECT TO THE PLAN; ADJUSTMENTS
7.1 Shares Available. The Shares issuable under the Plan are authorized but unissued Shares or Shares held in Schering-Plough’s treasury. The total number of Shares that may be issued under the Plan may not exceed 1,000,000 Shares, as adjusted in accordance with Section 7.2. In addition, any Prior Plan Shares underlying Deferred Stock Units credited to the DSU Fund under a Prior Plan Account on the Effective Date and that have not been issued under a Prior Plan are available for issuance under this Plan, but such Prior Plan Shares may be issued only in connection with Deferred Stock Units credited to the DSU Fund under a Prior Plan Account.
7.2 Adjustments. If there is a change in the outstanding Shares by reason of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, an adjustment in the number or kind of Shares that may be issued under the Plan, in the number of Deferred Stock Units credited to a Deferral Account or Prior Plan Account, in the number of Phantom Stock Units credited to a Prior Plan Account, or in the kind of Shares underlying Deferred Stock Units and Phantom Stock Units will be made by the Committee and such adjustment will be conclusive and binding for all purposes under the Plan.
7.3 Fractional Shares. No fractional Shares will be issued under the Plan. If a Participant is owed a fractional Share under the Plan, he or she will receive instead cash equal to the Fair Market Value of the fractional Share on the date of settlement.
7.4 Shareholder Approval Requirement For Shares. Notwithstanding anything in the Plan to the contrary, unless and until the Plan is approved by a vote of the holders of at least a majority of the Shares present in person or by proxy and entitled to vote at Schering-Plough’ 2006 Annual Meeting, no Shares may be issued under the Plan, except that Prior Plan Shares may be issued under Article V in payment of Deferred Stock Units credited to the DSU Fund under a Prior Plan Account.
(a) Consequences of Non-Approval. If the Plan is not approved by shareholders at the 2006 Annual Meeting, then:
(i) All Director Fees payable after the 2006 Annual Meeting will be paid exclusively in cash;
(ii) All Share Deferrals elections under the Plan shall immediately convert to Cash Deferrals elections and no Share Deferral Sub-Accounts will be opened;
(iii) The DSU Fund under the Cash Deferral Sub-Account will be replaced by a Stock Equivalency Fund that holds Phantom Stock Units; and
(iv) The DSU Fund under each Prior Plan Account will remain open and continue to hold Deferred Share Units payable in Prior Plan Shares.

VIII.	AMENDMENT AND TERMINATION
8.1 Amendment. The Board may amend the Plan at any time without the approval of Schering-Plough’s shareholders, except that none of the following amendments will be effective unless and until it is approved by the holders of at least a majority of the Shares present in person or by proxy and entitled to vote at a meeting of Schering-Plough’s shareholders: (a) an increase to the aggregate number of Shares that may be issued under the Plan, (b) a material modification to the eligibility requirements for participation in the Plan, (c) a provision allowing the payment of Director Fees to be made in a form of equity other than Shares or (d) a change to the percentage of Base Director Fees that is payable in Shares. Notwithstanding the foregoing, this Plan is intended to incorporate all applicable restrictions of Section 409A of the Code and guidance issued by the Department of the Treasury thereunder, and this Plan will be deemed to be amended as necessary to comply with those requirements.
8.2 Termination. The Plan will terminate on May 31, 2016 or, if earlier, upon the adoption of a resolution of the Board terminating the Plan. No Director Fees will be paid and no Fee Deferrals will be credited to any Deferral Accounts under this Plan after it has been terminated. Any existing Fee Deferrals will remain in effect and will continue to be governed by the terms of the Plan after the Plan is terminated.

IX.	GENERAL PROVISIONS
9.1 Nontransferability of Rights. A Participant’s, or his or her beneficiary’s, right to receive payments under the Plan may not, in any manner, be any manner alienated, anticipated, sold, assigned, pledged, encumbered or transferred, other than by will or by the laws of descent or distribution, by the Participant, and no other persons may otherwise acquire any rights to those payments; except that all or a portion of a Participant’s Director Fees, or Deferral Account and Prior Plan Account balances may be paid to the Participant’s spouse pursuant to a qualified domestic relations order, as defined in Section 414(p) of the Code.
9.2 No Implied Rights. Neither the establishment and subsequent operation of the Plan, nor the payment of Director Fees, nor the crediting of Fee Deferrals to a Deferral Account, nor any other action taken pursuant to the Plan, constitutes or is evidence of any agreement or understanding, express or implied, that an individual has a right to continue as an Eligible Director for any period of time or at any particular rate of compensation.
9.3 No Rights as Stockholders. No person has any rights as a shareholder of Schering-Plough with respect to any Shares or Prior Plan Shares payable under the Plan unless and until such time as certificates for the Shares are registered in the person’s name.
9.4 Nature of Deferral Accounts and Prior Plan Accounts. Deferral Accounts and Prior Plan Accounts (and all sub-accounts and funds under those accounts) established and maintained under the Plan, and all credits and adjustments to those accounts, sub-accounts and funds, are bookkeeping entries only and reflect a mere unfunded and unsecured promise by Schering-Plough to issue Shares or make cash payments in the future. No Shares or other assets or funds of Schering-Plough will be removed from the claims of Schering-Plough’s general or judgment creditors or otherwise be made available until Shares are actually issued or cash is actually paid to Participants or their beneficiaries as provided in the Plan. The Participants and their beneficiaries have the status of general unsecured creditors of Schering-Plough. The Corporation may, however, in its discretion and subject to the requirements of Section 409A of the Code, set aside funds in a trust or other vehicle, which funds will remain subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan under the Code.
9.5 Compliance with Applicable Law. The obligations of Schering-Plough to issue Shares and permit Fee Deferrals under the Plan are subject to (a) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to the Shares and Fee Deferrals, (b) the condition that the Shares be listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which Shares are listed, (c) compliance with Section 409A of the Code and (d) all other applicable laws, regulations, rules and orders then in effect. The issuance of Shares and Deferred Stock Units under the Plan is intended to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934. If any provision or this Plan would otherwise frustrate or conflict with such intent, that provision will be interpreted and deemed amended so as to avoid such conflict.
9.6 Headings. Section and paragraph headings are for reference only. In the event of a conflict between the heading and content of a section or paragraph, the content will control.
9.7 Governing Law; Severability. The Plan and all determinations made and actions taken under the Plan are governed by the internal substantive laws, and not the choice of law rules, of the State of New Jersey and will be construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other provision of the Plan or part thereof, each of which will remain in full force and effect.